UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2007

Commission File Number: 0-23363

AMERICAN DENTAL PARTNERS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	04-3297858
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

American Dental Partners, Inc.

401 Edgewater Place, Suite 430

Wakefield, Massachusetts 01880

(Address of principal executive offices, including zip code)

(781) 224-0880

(781) 224-4216 (fax)

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 132-4(c) under the Exchange Act

ITEM 1.01	Entry into a Material Agreement

On September 25, 2007, American Dental Partners, Inc. (the “Company”) entered into Amendment No. 3 (the “Amendment”) to the Amended and Restated Credit Agreement dated February 22, 2005, as previously modified, among the Company and its Subsidiaries that are parties thereto, KeyBank National Association (“KeyBank”), and other financial institutions party thereto (as amended and modified, the “Credit Agreement”). Capitalized terms used and not otherwise defined are as defined in the Amendment.

The Amendment modifies certain provisions of the Credit Agreement, including without limitation, (i) increasing the total current commitment under the Credit Agreement by $55 million to $130 million, (ii) increasing the incremental facility permitted under the Credit Agreement by $25 million to $45 million, (iii) extending the term of the Credit Agreement to September 24, 2012, (iv) reducing the Commitment Fee and Applicable Margin, (v) changes to certain of the financial and other covenants, including the required leverage ratio and limitation on capital expenditures, and (vi) certain other changes to permit the acquisition of capital stock of Metropolitan Dental Holdings, Inc. and the incurrence of additional indebtedness to fund such acquisition. Participating banks in the revolving credit facility include KeyBank National Association, RBS Citizens N.A., JPMorgan Chase Bank, N.A., and TDBanknorth, N.A.

On September 25, 2007, the Company also entered into a Term Loan Agreement dated September 25, 2007, (the “Term Loan”) with KBCM Bridge LLC (“KBCM”) in the amount of $100 million to finance the purchase price of its acquisition of the outstanding capital stock of Metropolitan Dental Holdings, Inc., a Delaware corporation, pursuant to the terms of the Stock Purchase Agreement dated September 25, 2007, described below. The Term Loan maturity date is September 24, 2008. Interest on borrowings under the Term Loan is either at prime or LIBOR plus a margin, at our option. The margin for the first 90 days following the closing is 50 basis points and commencing on the 90th day after closing and each 90 days thereafter, will be increased by 50 basis points. At September 25, 2007, the LIBOR interest rate under the Term Loan, including borrowing margin, was approximately 6.39% and the prime rate interest rate under the Term Loan, including the borrowing margin, was approximately 7.75%. We are also required to comply with financial and other covenants, including minimum net worth, leverage and fixed charge coverage ratios and maximum capital expenditure as defined in the Term Loan. Participants in the Term Loan include KBCM Bridge LLC and RBS Citizens N.A.

On September 25, 2007, in connection with the acquisition of the outstanding capital stock of Metropolitan Dental Holdings, Inc. (as described in Item 2.01 hereof), Metro Dentalcare, PLC entered into a 40-year service agreement with Metropolitan Dental Management, Inc., a wholly-owned subsidiary of Metropolitan Dental Holdings, Inc.

ITEM 2.01	Completion of Acquisition or Disposition of Assets

On September 25, 2007, the Company closed the acquisition of 100% of the outstanding stock of Metropolitan Dental Holdings, Inc. pursuant to the Stock Purchase Agreement dated August 30, 2007 (the “Purchase Agreement”). The parties to the Purchase Agreement included the Company, Metropolitan Dental Holdings, Inc., the stockholders of Metropolitan Dental Holdings, Inc.

(Sentinel Partners III, L.P., Sentinel Capital Investors III, L.P., Robert Gaylord, Chad Wojtowick, Marcus Gustafson, David Milbrath, Edward Kuntz, Robert Sponsel, Peter Slocum, Chris Fondell, Frank Lombardo and John Slack), Merit Dental Lab, LLC and Metro Dentalcare, PLC. There is no material relationship between the Company or any of its affiliates and the parties to the Purchase Agreement, other than in respect of this Purchase Agreement. The purchase price paid in connection with the acquisition consisted of cash in the amount of $85 million and a contingent earnout of up to $10 million payable in 2008 based on Metropolitan Dental Holdings, Inc.’s earnings before interest, taxes, depreciation and amortization for the fiscal year ended December 31, 2007.

The acquisition was funded by the Company’s revolving credit facility and the Term Loan.

ITEM 7.01	Regulation FD Disclosure

On September 25, 2007, the Company issued a press release announcing that the Company completed the acquisition of 100% of the capital stock of Metropolitan Dental Holdings, Inc. A copy of the press release is furnished as Exhibit 99.1

ITEM 9.01	Financial Statements and Exhibits

(a)	Financial Statement of Businesses Acquired

Financial statements of the acquired business will be filed by amendment to this Current Report on Form 8-K not later than 71 calendar days after the date this Current Report on Form 8-K was required to be filed.

(b)	Pro Forma Financial Information

Pro forma financial information relative to the acquired business will be filed by amendment to this Current Report on Form 8-K not later than 71 calendar days after the date this Current Report on Form 8-K was required to be filed.

(d)	Exhibits

10.1	Stock Purchase Agreement by and among American Dental Partners, Inc., Metropolitan Dental Holdings, Inc., the Stockholders of Metropolitan Dental Holdings, Inc. and Metro Dentalcare, PLC, dated August 30, 2007.

10.2	Service Agreement among Metro Dentalcare, PLC, Family Periodontic Specialists, P.L.C., Family Oral Surgery Specialists, PLC, Family Endodontic Specialists, PLC and Metropolitan Dental Management, Inc., with an effective date of September 25, 2007.

99.1	Press release dated September 25, 2007 announcing that the Company had acquired 100% of the capital stock of Metropolitan Dental Holdings, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN DENTAL PARTNERS, INC.

October 1, 2007	/s/ Breht T. Feigh
Breht T. Feigh Executive Vice President, Chief Financial Officer and Treasurer (principal financial officer)